EXHIBIT 99.1

FILING AGREEMENT
BETWEEN JASON ADER,
HAYGROUND COVE ASSET MANAGEMENT LLC,
HAYGROUND COVE FUND MANAGEMENT LLC
AND HAYGROUND COVE ASSOCIATES LP

The undersigned hereby agree that the Amendment No. 1 to Schedule 13D with respect to the Common Stock, $0.01 par value, of Great Wolf Resorts, Inc. dated of even date herewith is and shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: March 2, 2007

By:	/s/ Jason Ader Jason Ader

HAYGROUND COVE ASSET MANAGEMENT LLC

By:	/s/ Jason Ader
Jason Ader Sole Member

HAYGROUND COVE FUND MANAGEMENT LLC

By:	Hayground Cove Asset Management LLC, its Managing Member

By: /s/ Jason Ader
Jason Ader Sole Member

HAYGROUND COVE ASSOCIATES LP

By:	Hayground Cove Fund Management LLC, its General Partner

By:	Hayground Cove Asset Management LLC, its Managing Member

By: /s/ Jason Ader
Jason Ader Sole Member